UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12

Advanced Mineral Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Dr. Bruce Stanley Butcher

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY SUBJECT TO COMPLETION
REASONS FOR THE SOLICITATION
BACKGROUND OF THE SOLICITATION
PROPOSAL 1
INFORMATION ABOUT THE BUTCHER NOMINEES
SHARE OWNERSHIP OF THE BUTCHER NOMINEES
OTHER INFORMATION ABOUT THE BUTCHER NOMINEES,
INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING
COMPANY INFORMATION

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED NOVEMBER 17, 2010
Dr. Bruce Butcher
P.O. Box 498
28-34 Hill Street
St. Helier, Jersey JE4 5TF
Channel Islands
+44 1534 700 856
PROXY STATEMENT
OF
DR. BRUCE BUTCHER
FOR ANNUAL MEETING OF STOCKHOLDERS
OF
ADVANCED MINERAL TECHNOLOGIES, INC.
TO BE HELD ON NOVEMBER 29, 2010
This Proxy Statement is furnished in connection with the solicitation of proxies by Dr. Bruce Butcher to be used at the annual meeting (the “Annual Meeting”) of the stockholders of Advanced Mineral Technologies, Inc., a Nevada corporation (the “Company”), at the Best Western Airport Plaza Hotel, located at 1981 Terminal Way, Reno, Nevada 89502, on Monday, November 29, 2010 at 2:00 pm, or at any adjournment thereof. Dr. Butcher anticipates that this Proxy Statement and the accompanying form of proxy will be mailed or delivered to less than 10 of the Company’s stockholders on or about November  _____, 2010.
The solicitation is being made by Dr. Butcher and not on behalf of the Company’s Board of Directors (the “Board”).
Dr. Butcher is soliciting your proxy for the Annual Meeting regarding the following matter:
To vote “FOR” the election of Dr. Butcher’s proposed slate of five Director nominees, Bruce Butcher, Mark Balfour, Sergio Di Vincenzo, James Slade, and Robert Pate (collectively, the “Butcher Nominees”), to serve until the next annual meeting of stockholders at which their respective successors are duly elected and qualified or until their earlier resignation or removal.
REASONS FOR THE SOLICITATION
Dr. Butcher believes that the Company’s stockholders deserve better leadership than the current Board has provided. The Directors of the Company have failed to cause the Company to comply with state and federal laws and regulations applicable to it, some of which relate to corporate governance.
As a result, commencing on August 26, 2010, Dr. Butcher filed several lawsuits against the Board and the Company’s senior management. These cases include a Petition in Nevada state court to compel the Company to convene a stockholders’ meeting at which Directors would be elected. The Company’s By-laws require that the Company hold an annual meeting for the election of Directors each year; under the Company’s present management, the Company had not held an annual meeting for at least 18 months before Dr. Butcher filed his Petition and likely for several years.

Dr. Butcher has filed a complaint in Nevada state court and a lawsuit in federal court alleging violations of various legal requirements, all of which in summary challenge the improper actions of the Company, including the issuances of common and preferred stock to H. Philip Cash, the Company’s President and Chief Executive Officer, and a Director and significant stockholder of the Company, Bil Zeleny, the Company’s Chief Financial Officer, and others. If those issuances are upheld, the effect would be to place more than 50% of the voting power of the Company’s capital stock in the hands of corporate insiders. Before those issuances, more than 50% of the voting power was held by the more than 700 non-management stockholders of the Company, including Dr. Butcher. If Dr. Butcher’s litigation is successful, the Company’s current non-management stockholders would once again have voting control over the Company (assuming that the Company does not issue additional stock).
The defendants in these lawsuits have filed various defenses, which include denials of the alleged violations, and Mr. Cash has filed counterclaims against Dr. Butcher, questioning, among other things, whether he breached duties owed to Mr. Cash related to Mr. Cash’s agreement to transfer to Dr. Butcher ownership of shares of the Company’s common stock and the propriety of certain actions taken by Dr. Butcher. Dr. Butcher has filed a motion for partial summary judgment in the Nevada state court action, and will be defending the counterclaims.
Dr. Butcher believes that the Butcher Nominees have the experience and qualifications to address the Company’s strategic, operational and financial requirements, as well as to maintain Company compliance with legal requirements applicable to it.
BACKGROUND OF THE SOLICITATION
Dr. Butcher acquired his shares in the Company on June 17, 2009. He has never been an officer, Director or employee of the Company; nor has he ever sought any such position.
Dr. Butcher acquired his shares in the Company pursuant to an agreement reached on June 18, 2008, as evidenced in writing on July 14, 2008, whereby Dr. Butcher acquired the right to acquire 57,750,000 shares of the Company’s common stock from Mr. Cash for consideration consisting of (a) $1, (b) Dr. Butcher’s promise to continue his efforts to raise the capital necessary to continue the efforts of XS Platinum Ltd., an unlisted public Jersey, Channel Islands corporation formed to acquire various platinum mining claims in south-western Alaska (“XSP Ltd.”), to move towards production, and (c) Dr. Butcher’s providing the capital necessary for the Company to (i) make all necessary filings to make the Company compliant with its reporting obligations with the SEC, and (ii) preserve the Company’s rights and entitlements with respect to its Tillicum Mountain property. Those 57,750,000 shares were transferred from Mr. Cash’s personal shareholding in the Company to Dr. Butcher on June 17, 2009, whereupon Dr. Butcher became the record owner of those shares and thus the largest stockholder of the Company, holding approximately 46.59% of all outstanding shares of common stock. Dr. Butcher provided personal funds to benefit the Company in assisting the Company with the matters described in subparagraph (c).
As of June 10, 2010, Dr. Butcher’s shares represented approximately 46.59% of all of the then outstanding shares of common stock, which constituted the same percentage of all the outstanding voting stock of the Company. Additionally at that date, the more than 700 non-management stockholders of the Company, including Dr. Butcher, owned more than 51% of the total voting power of the Company and were thus able to elect all of the members of the Board. Dr. Butcher was the largest single stockholder of the Company from June 17, 2009 until on or about June 10, 2010.

In a series of transactions, the Board and the Company’s management have attempted to issue capital stock to themselves and others in what Dr. Butcher believes are improper and invalid transactions. These issuances consist of (a) a total of 20,000,000 shares of common stock to Mr. Cash (15,500,000 shares) and Mr. Zeleny (4,500,000 shares), (b) 175,000 shares of common stock to what Dr. Butcher believes are unrelated third parties, and (c) a total of 16,889,292 shares of a new class of super-voting preferred stock to Mr. Cash (13,305,942 shares), Mr. Zeleny (3,433,350 shares) and what Dr. Butcher believes are unrelated third parties (150,000 shares). The preferred stock carries two votes per share and votes with the common stock as a single class in connection with the election of the Company’s Directors. Dr. Butcher has challenged the validity of these issuances in the ongoing lawsuits described elsewhere in this Proxy Statement.
As mentioned above, if the issuances of the common stock and preferred stock are allowed to stand, Messrs. Cash and Zeleny would own more than 50% of the outstanding voting power of the Company’s capital stock in connection with the election of Directors and Dr. Butcher would hold approximately 32.46%. In contrast, if the issuances of common stock and preferred stock described above are invalidated, Dr. Butcher would hold approximately 46.59% of the outstanding voting power of the Company’s capital stock.
PROPOSAL 1
TO ELECT FIVE DIRECTORS, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AT WHICH THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL
Dr. Butcher has concluded that the election of the Butcher Nominees, Bruce Butcher, Mark Balfour, Sergio Di Vincenzo, James Slade, and Robert Pate, to the Board is in the best interests of the Company and recommends their election. Biographical information concerning the Butcher Nominees can be found under “Information about the Butcher Nominees” below.
Other than Dr. Butcher and as disclosed under “Other Information about the Butcher Nominees, Certain Information Concerning Participants in this Solicitation, and Additional Information Regarding Litigation Involving Dr. Butcher” with respect to any of the Butcher Nominee’s relationships with the Company’s President and Chief Executive Officer, Mr. Cash, during Mr. Cash’s service as the Chief Operating Officer of XS Platinum Inc., and with the Company’s Chief Financial Officer, Mr. Zeleny, during Mr. Zeleny’s service as the General Manager of XS Platinum Inc., none of the Butcher Nominees has any prior business relationships with the Company or any incumbent Director or member of management.
Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the Butcher Nominees. Each Butcher Nominee has consented to being named in this Proxy Statement and to serve his term if elected. Although Dr. Butcher does not contemplate that any of these individuals will be unable to serve, if such a situation arises prior to the Annual Meeting, Dr. Butcher, as the persons named in the enclosed proxy, will vote for the election of any other person he may choose as a substitute nominee.

Vote Required and Recommendation
Each of the Butcher Nominees must receive a plurality of the eligible votes cast in order to be elected. A nominee receives a plurality if he receives more votes than any other nominee for the same Director’s seat. Stockholders are not permitted to use cumulative voting in the election of Directors.
Dr. Butcher unanimously recommends a vote “FOR” the election of the Butcher Nominees.
INFORMATION ABOUT THE BUTCHER NOMINEES
Dr. Bruce Butcher
Dr. Bruce Butcher, age 55, is a graduate of the University of Western Australia and a postgraduate of the Universities of London and Cambridge. Dr. Butcher holds two PhD degrees in company law: one from the University of Cambridge, the other from the University of London. He is the author of several published works in the field of company law, with an emphasis upon corporate governance and Directors’ duties in English and in Australian company law. His book entitled “Directors’ Duties: A New Millennium, A New Approach?” was published in London in 2000.
Dr. Butcher is admitted to practice as a solicitor in England and Wales, Western Australia, Victoria and New South Wales. He has specialized in commercial and corporate law for over 25 years in both the private and public sectors, and has wide experience in corporate governance, FSA, LSE, ASIC and ASX regulation, corporate finance and government relations. From 1997 to 2000, Dr. Butcher was ASIC’s General Counsel: Special Projects, and also Director, Markets and Major Matters, at its head office in Melbourne. During 2000, he was the Visiting Senior Research Fellow in Company Law at the Institute of Advanced Legal Studies, University of London.
From 2001 to 2005, Dr. Butcher was Chief Executive Officer and Managing Director of Sydney Gas Ltd in Australia. Dr. Butcher took Sydney Gas from an exploration company to a production company. Under his leadership and direction, Sydney Gas built the first two gas plants in New South Wales and became the first company in New South Wales to be granted a petroleum production lease, to commercialize an onshore gas project, and to sell locally produced gas into the New South Wales gas market.
From 2006 to 2007, Dr. Butcher was Chief Executive Officer and Managing Director of Niuminco Ltd, an unlisted public company formed to acquire and amalgamate various mining leases and exploration licenses over gold, silver, nickel, copper and other minerals properties strategically located across tried and proven producing areas of Papua New Guinea. Dr. Butcher assembled the technical, operational, corporate and finance teams necessary to recommence mining operations at an historically producing gold and silver mine at Edie Creek via Wau, in the Highlands of Papua New Guinea, and raised all the monies required to fund Niuminco, before on-selling those assets during September 2007.
Dr. Butcher established XSP Ltd. during 2007 in order to acquire what was once an historically significant platinum mine in the remote reaches of south-western Alaska near the village of Platinum via Goodnews Bay on the Bering Sea. Dr. Butcher currently serves as Chairman and Chief Executive Officer of XSP Ltd. and, in that role, has raised all the monies required to acquire a large number of mining claims and to fund XSP Ltd. going forward. He assembled the technical, operational, corporate and finance teams necessary to recommence mining operations and put the mine back into production. Since 2009, XSP Ltd. has been producing platinum and platinum group metals, including gold, for sale, from its Platinum Creek Mine in Alaska.

Dr. Butcher is an experienced company Director having advised, or served on, the boards of a number of public, and listed public, companies since 1983. He is a Director of Positive Eye-D Ltd, Dynasty Resources Pty Ltd, XSP Ltd. and XS Platinum Inc., a subsidiary of XSP Ltd. He is a resident of London, UK, but regularly travels throughout North America and Europe.
Mr. Mark Balfour
Mark Balfour, age 58, is a Natural Resources and Corporate Lawyer with more than 30 years’ experience in practice variously as a sole practitioner, partner in small to medium size Australian law firms, Corporate Counsel and Company Secretary to an ASX top 300 company and as both in-house and external Legal Counsel to various public companies, some governed by foreign jurisdictions and some with foreign assets.
Mr. Balfour is a specialist in Corporate Law, Banking and Finance, Natural Resources Law and Business Management. As a Company Secretary, Mr. Balfour has had responsibility for most aspects of corporate governance and regulatory compliance for several listed entities, and private corporate and trust entities.
In recent years, Mr. Balfour has been predominantly engaged in contract negotiation and drafting of contracts for resources acquisitions, joint ventures, farm-ins, upstream gas exploration, resources and sample drilling, fracture stimulation services, pipeline construction and land access. He has also conducted community consultations and project presentations. Mr. Balfour has also implemented and supervised due diligence processes involving several participants and large acreages in the Australian E&P oil and gas sector, Indonesian E&P oil and gas sector, Papua New Guinea mining sector and North American mining sectors.
In the corporate arena, Mr. Balfour continues to be active in supervising and contributing to the drafting of corporate constitutions, prospectuses and other incorporation and capital raising documents related to the listing and financing of various public companies engaged in the oil and gas, mining, IT and biotech industries. His expertise in the area of corporate governance, and his experience as Company Secretary to various public companies, has complemented his legal advisory role in listings and capital raisings. Mr. Balfour has also developed invaluable experience contributing to corporate strategic planning and executive management at all levels of both public and private corporate entities.
Since November 1, 2007, Mr. Balfour has been an Executive Director of XSP Ltd. Since 2009, XSP Ltd. has been producing platinum and platinum group metals, including gold, for sale, from its Platinum Creek Mine in Alaska.
Mr. Balfour is a Director of Dynasty Resources Pty Ltd, XSP Ltd., XS Platinum Inc., a subsidiary of XSP Ltd., and Corporate Management Consultancy Pty Ltd. He is also a Trustee of Fremantle Hospital Medical Research Foundation in Fremantle, Australia. Mr. Balfour is a resident of Seattle, Washington.

Mr. Sergio Di Vincenzo
Sergio Di Vincenzo, age 50, is a Certified Practicing Accountant (“CPA”), a professional fellow of the National Institute of Accountants (Australia) and a fellow of the Taxation Institute of Australia. Mr. Di Vincenzo is the Managing Director of Aspen Corporate, a CPA accounting practice employing approximately 28 staff that he started in 1990. He specializes in corporate and personal taxation, business services and financial consulting.
In his business services role, Mr. Di Vincenzo regularly provides consultancy services in the area of organizational change, corporate strategy, mergers and acquisitions, business development and corporate performance management. Through his professional association with many corporate entities, Mr. Di Vincenzo evaluates business strategies and provides strategic advice on a variety of business developments, including mergers and acquisitions.
Mr. Di Vincenzo has for many years been actively involved with the capital-raising of various small-to mid-cap mining ventures and is also a Director of several mining exploration entities with interests in Australia and South America. He resides in Perth, Western Australia.
Mr. James Slade
James Slade, age 53, has 30 years experience in owning and operating companies with up to 150 employees. He was the Managing Partner of the largest placer gold mining operation in the contiguous United States. Further, Mr. Slade has 15 years of alluvial mining experience and U.S. Patent applications on several recovery systems.
From 2001 to 2009, Mr. Slade was president of Pioneer Mining Group in Liberty, Washington. Pioneer was the majority partner and operator of Liberty Mining & Exploration LLC. Their Swauk Creek Mine was the development site for a revolutionary alluvial mining system marketed by AuVERT Gold Systems Inc. Mr. Slade was the Managing Partner of Liberty Mining responsible for all operations.
From 1996 to 2001, Mr. Slade was Managing Partner of Gypsy Mining & Exploration in Memphis, Tennessee and was primarily responsible for the mineral resource development. Mr. Slade’s duties included cost control, purchasing and logistics for project development. During the course of his tenure, Mr. Slade worked directly with engineering firms and geologists to determine project feasibility.
Mr. Slade currently serves as the Chief Operating Officer of XS Platinum Inc., a position he has held since July 2010.
Mr. Slade has a degree in Business Administration — Finance from Mount Royal College in Alberta, Canada. He is a member of the Canadian Institute of Mining, Mensa, and American Petroleum Institute.
Mr. Robert Pate
Robert Pate, age 58 is a geologist with 35 years of experience in the mineral industry. He has worked as an exploration or mine geologist, mine engineer, mine superintendent and General Manager on mining projects all over the world. He holds a Bachelor of Science degree in Geology from Fort Lewis College in Durango, Colorado, having graduated in 1975.
Mr. Pate is employed by XS Platinum Inc., a subsidiary of XSP Ltd., as its General Manager. He has a very strong background in gold and silver exploration/production, project development, operating open pit mines and running large-scale mining operations. He is based in XS Platinum Inc.’s Seattle office. He was responsible for the Phase I construction and start-up of XS Platinum Inc.’s Platinum Creek Mine in Alaska during the first half of 2010, that has enabled XS Platinum Inc. to move into the production phase of its operations. XS Platinum Inc. is producing platinum and platinum group metals, including gold, for sale, from these operations.

Before joining XS Platinum Inc. at the start of 2010, Mr. Pate was Vice-President of Operations and Project Manager for Goldrich Mining Corp at Chandalar, located north of the Arctic Circle in Alaska. There he was instrumental in the discovery and drilling of Alaska’s first documented large-scale aggredational placer deposit containing over 250,000 oz of gold. He worked with Goldrich from 2006 to 2008.
Mr. Pate has held a series of progressively responsible positions with Coeur d’Alene Mines Corporation as Mine Superintendent and General Manager of the Thunder Mountain Mine, located in an exempt area allowing mining within the Frank Church River of No Return Wilderness Area in Idaho. Upon exhaustion of mineable reserves and the subsequent mine closure, he supervised mine and mill decommissioning and the environmental reclamation which resulted in Coeur d’Alene Mines Corporation being awarded the first DuPont/Conoco National Environmental Leadership Award. Mr. Pate also worked on the development of the Fachinal Mine in southern Chile while with Coeur d’Alene Mines Corporation. In all, he spent five years on several of Coeur’s projects from 1988 to 1992.
From 1995 to 1988, Mr. Pate was with Atlas Precious Metals, and was a member of the team that discovered the Gold Bar Mine located on Roberts Mountain in the Carlin Trend of Nevada. As Mining Foreman with Freeport McMoRan, at its world-class Grasberg Mine in Indonesia, he was part of the expansion team leading the mining operation/expansion from 250,000 tons per day to 750,000 tons per day. He spent three years with Freeport from 1996 to 1998.
Mr. Pate was Project Manager for Yamaha on large scale gold and silver exploration projects in Papua New Guinea and Argentina. His work in the Patagonia region of Argentina led to the discovery of the Mina Martha high-grade silver mine that is currently owned and operated by Coeur d’Alene Mines Corporation. He was with Yamaha from 1998 to 2000.
Mr. Pate became a certified MSHA safety trainer in the late 1970s. From time-to-time, when he has been working on various projects as either an engineer or as a geologist, Mr. Pate has also served as the company’s safety trainer at different mine sites. Subsequent positions during his career have required him to work closely with safety personnel and safety programs in a supervisory or management role. While working at the Grasberg Mine, for instance, his exposure to safety training was greatly expanded through teaching the Indonesian national workers safe mining methods. Through the combined efforts of the training and safety departments, along with the hands-on approach to safety required by Freeport McMoRan of their expatriate supervisors, the Grasberg Mine has one of the lowest accident rates in the world. This dedication to safety and accident prevention, has been carried forward by Mr. Pate with his present work at the Platinum Creek Mine in Alaska.
Mr. Pate has extensive international experience in the United States, Chile, Argentina, Papua New Guinea and Indonesia. He resides in Spokane, Washington.
Butcher Nominees’ Anticipated Management Roles
If elected, Dr. Butcher expects that the Butcher Nominees will be appointed, respectively, to the following senior management positions with the Company (in addition to their service on the Board): Dr. Butcher, Chairman and Chief Executive Officer; Mr. Balfour, President; Mr. Di Vincenzo, Chief Financial Officer; Mr. Slade, Vice President — Operations and Chief Operating Officer; and Mr. Pate, Vice President — Mining. Dr. Butcher does not expect that the Company would pay any salaries to any of the Butcher Nominees until the Company is sufficiently funded to do so in the opinion of the Board, at which time, the Board will consider appropriate compensation levels commensurate with industry practice.

SHARE OWNERSHIP OF THE BUTCHER NOMINEES
The table below sets forth the total number of shares of the Company’s common stock beneficially owned by the Butcher Nominees as of November 17, 2010.
The address for each Butcher Nominee is listed below. The information in the table below has been furnished to Dr. Butcher by the respective Butcher Nominee. The percentage of ownership of the Company’s common stock for each person listed below is based on 123,949,972 shares of common stock outstanding as of the record date of the Annual Meeting of October 26, 2010 (the “Record Date”), which does not include 20,175,000 shares of the Company’s common stock that Dr. Butcher believes are invalidly issued as further described elsewhere in this Proxy Statement:

	Number of Shares Beneficially	Percentage of Shares Beneficially
Name and Address	Owned	Owned
Dr. Bruce Butcher	57,750,000	46.59%[1]
P.O. Box 498 28-34 Hill Street St. Helier, Jersey JE4 5TF Channel Islands

Mr. Mark Balfour	0	0%
XS Platinum Inc. Suite 515 1424 Fourth Avenue Seattle, WA 98101

Mr. Sergio Di Vincenzo	0	0%
102 Beaufort Street Level 2 Perth, WA 6000 Australia

Mr. James Slade	0	0%
XS Platinum Inc. Suite 515 1424 Fourth Avenue Seattle, WA 98101

Mr. Robert Pate	0	0%
XS Platinum Inc. Suite 515 1424 Fourth Avenue Seattle, WA 98101

All Butcher Nominees as a group (five persons)	57,750,000	46.59%[1]

[1]	Dr. Butcher is the record holder of these shares. Dr. Butcher holds 40.07% of the issued and outstanding shares of common stock based on 144,124,972 shares of common stock issued and outstanding as reported by the Company’s transfer agent, which amount includes the 20,175,000 shares of common stock that Dr. Butcher believes are invalidly issued.

As described more fully elsewhere in this Proxy Statement, Dr. Butcher believes that a change of control of the Company will have occurred during 2010 if the Company’s issuances of shares of common stock and preferred stock made during this period are allowed to stand. As a result of these purported issuances to, among others, Messrs. Cash and Zeleny, Messrs. Cash and Zeleny would own more than 50% of the voting power of the Company’s outstanding capital stock. Accordingly, if these transactions are allowed to stand, the Company’s non-management stockholders will hold less than 50% of the outstanding voting power, and the Company’s current insiders will thus be able to elect all the Directors of the Company regardless of votes cast by the Company’s non-management stockholders. Dr. Butcher has challenged the validity of these issuances as further described elsewhere in this Proxy Statement.
OTHER INFORMATION ABOUT THE BUTCHER NOMINEES,
CERTAIN INFORMATION CONCERNING PARTICIPANTS IN THIS SOLICITATION,
AND
ADDITIONAL INFORMATION REGARDING LITIGATION INVOLVING DR. BUTCHER
XSP Ltd. and XS Platinum Inc.
XSP Ltd. is an unlisted public Jersey, Channel Islands corporation formed to acquire various platinum mining claims in south-western Alaska. XSP Ltd., through its wholly-owned subsidiary, XS Platinum Inc., a Delaware corporation, produces platinum and platinum group metals, including gold, for sale, from XSP Ltd.’s Platinum Creek Mine in Alaska.
The Company holds 75,000,000 shares of XSP Ltd.’s fully paid ordinary shares representing approximately 34% of the outstanding shares of XSP Ltd. H. Philip Cash, the Company’s President and Chief Executive Officer, and a Director and significant stockholder of the Company, served as the Chief Operating Officer of XS Platinum Inc. between December 1, 2007 and June 30, 2010. Bil Zeleny, the Company’s Chief Financial Officer, served as the General Manager of XS Platinum Inc. between December 1, 2007 and January 22, 2009. No other person who currently is, or at any time during the last three years was, an officer or Director of the Company served as an officer, Director or employee of, or in any other capacity with, XSP Ltd. or XS Platinum Inc. The Company reported in its Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010, filed with the SEC on November 9, 2010, that its total assets as of July 31, 2010 were $650,047 of which $645,833, or approximately 99%, consisted of the XSP Ltd. shares held by the Company. Dr. Butcher has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its filings with the SEC and the information in the Company’s Form 10-Q referenced above is not incorporated by reference into this Proxy Statement.
Dr. Butcher currently serves as XSP Ltd.’s Chairman and Chief Executive Officer and as a Director of both XSP Ltd. and XS Platinum Inc. Dr. Butcher is a significant shareholder of XSP Ltd. Mr. Balfour currently serves as an Executive Director of XSP Ltd. and as a Director of both XSP Ltd. and XS Platinum Inc. Mr. Slade currently serves as the Chief Operating Officer of XS Platinum Inc. Mr. Pate currently serves as the General Manager of XS Platinum Inc. Messrs. Butcher, Balfour and Pate served in positions with either XSP Ltd. or XS Platinum Inc., respectively, at the same time as Mr. Cash served as the Chief Operating Officer of XS Platinum Inc. and/or Mr. Zeleny served as the General Manager of XS Platinum Inc.

The business address of XSP Ltd. is P.O. Box 498, 28-34 Hill Street, St. Helier, Jersey JE4 5TF, Channel Islands and the business address of XS Platinum Inc. is Suite 515, 1424 Fourth Avenue, Seattle, WA 98101.
Section 16(a) Beneficial Ownership Reporting Compliance
Dr. Butcher is the only one of the Butcher Nominees required to report beneficial ownership with respect to the Company’s securities under Section 16(a) of the Exchange Act. During the fiscal year ended April 30, 2010, Dr. Butcher failed to file a Form 3 upon acquiring his common stock of the Company on June 17, 2009. The Company’s common stock was subsequently deregistered under Section 12 of the Exchange Act by the SEC on April 9, 2010 and was re-registered under Section 12 of the Exchange Act effective September 15, 2010, thereby triggering anew the reporting obligations under Section 16(a) of the Exchange Act. Dr. Butcher filed a late Form 3 reporting his beneficial ownership of the Company’s common stock on October 1, 2010.
Independence of Butcher Nominees
To Dr. Butcher’s best knowledge, the Company’s common stock is not listed on any securities exchange. The Company relied on the Nasdaq independence rules in the Form 10 in determining independence, based on the Nasdaq rules, each of the Butcher Nominees are currently independent.
Information about Participants
The Butcher Nominees are the only participants in the solicitation of proxies pursuant to this Proxy Statement. The name and business address of each participant, as well as the participant’s present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, is set forth under “Information About the Butcher Nominees” and “Share Ownership of the Butcher Nominees.”
Except as described in this Proxy Statement, no Butcher Nominee is involved in any material proceeding with respect to the Company. Except as described in this Proxy Statement, there is no other arrangement or understanding between any Butcher Nominee and any other person pursuant to which such Butcher Nominee was or is to be selected as a Butcher Nominee or elected as a Director. No Butcher Nominee currently holds any position or office with the Company or any of its subsidiaries or has ever served as a Director of the Company or any of its subsidiaries.
Except as set forth in this Proxy Statement:
•	no Participant directly or indirectly beneficially owns any securities of the Company or any parent or subsidiary of the Company;
•	no Participant owns any securities of the Company which are owned of record but not beneficially;
•	no Participant has purchased or sold any securities of the Company during the past two years;
•	no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities;
•	no Participant is, or within the past year was, a party to any contract, arrangement or understanding with any persons with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies;

•	no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company;
•	no Participant or any associate thereof was a party to, or had a direct or indirect material interest with respect to, any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000;
•	no Participant has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and similar misdemeanors) during the past ten years;
•	no Participant or any associate thereof has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and
•	no person, including the Participants, who is a party to an arrangement or understanding pursuant to which the Butcher Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise, in any manner to be acted on at the Annual Meeting.
For the purposes of the foregoing, the term “associate” has the meaning set forth in Rule 14a-1 of Regulation 14A promulgated under the Exchange Act.
The Butcher Nominees have no substantial interest (by security holdings or otherwise) in the matters described in this Proxy Statement, other than as described herein or their interest in being elected as the Company Directors and their interest in having a mandate to improve corporate governance practices and to work to unlock value for all stockholders upon election to the Board.
Litigation Involving Dr. Butcher and the Company
On August 26, 2010, Dr. Butcher filed a Petition for Writ of Mandate Pursuant to NRS 78.345, Case No. CV10 02568, against the Company in the Second Judicial District Court of the State of Nevada in and for the County of Washoe. In the Petition, Dr. Butcher alleged that he was a stockholder in the Company holding more than 15 percent of its stock and that the Company had failed to hold an election of Directors within 18 months after the prior election. Accordingly, Dr. Butcher requested that the Company hold an election of Directors. The Company appeared and filed an Opposition to the Petition. On September 27, 2010, the court issued a Writ of Mandate granting the Petition and ordering the Company to hold an election of Directors. The court subsequently amended the Writ of Mandate without changing the requirement that the Company hold an election of Directors. The Annual Meeting is to be held pursuant to the court’s order.
Dr. Butcher filed a Verified Stockholder Derivative Complaint, Case No. CV 10 02568, in the Second Judicial District Court of the State of Nevada in and for the County of Washoe on September 24, 2010. This state court lawsuit names H. Philip Cash, Gary Mason, Cletius Rogers and Bil Zeleny (collectively the “D&O Defendants”) and Russell D. Keely and Stanley Knowlton (collectively the “Preferred Stock Defendants”) as defendants and also names the Company as a nominal defendant. The lawsuit states claims on behalf of the Company against the D&O Defendants for breach of fiduciary duty and waste of corporate assets. On these claims, Dr. Butcher sought monetary damages on behalf of the Company. The lawsuit also states a claim against the D&O Defendants and the Preferred Stock Defendants for unjust enrichment and, on behalf of the Company, seeks restitution and disgorgement of all profits, benefits and other compensation received as a result of the wrongful acts alleged. Additionally, Dr. Butcher requests declaratory relief on a number of issues, including having the establishment and issuance of preferred stock purporting to have the voting power of two votes per share and the issuance of common stock for improper purposes and inadequate consideration and by an improperly constituted Board declared improper and/or invalid. The Company and the D&O Defendants have answered and appeared in the lawsuit. Additionally, Mr. Cash has filed a counterclaim against Dr. Butcher alleging fraud, negligent misrepresentation, constructive fraud and breach of good faith and fair dealing. Dr. Butcher filed a motion for partial summary judgment regarding some of his requested declaratory relief on October 25, 2010. That motion is pending. Dr. Butcher will be defending the counterclaim.

On October 15, 2010, Dr. Butcher filed a Verified Stockholder Derivative Complaint, Case No. 10-cv-01802-PMP-LRL, in the United States District Court for the District of Nevada. This federal lawsuit names H. Philip Cash, Gary Mason, Cletius Rogers and Bil Zeleny as defendants and also names the Company as a nominal defendant. This lawsuit states claims for violation of Section 10(b)(5) of the Exchange Act and Rule 10b-5 promulgated thereunder against all defendants and violation of Section 20(a) of the Exchange Act against Mr. Cash and Mr. Zeleny. Dr. Butcher seeks economic damages on behalf of the Company and a declaration that various sales of stock by the Company are void as a result of the alleged fraud. Messrs. Cash, Mason, Rogers and Zeleny filed an answer in this lawsuit. Mr. Cash also filed a counterclaim against Dr. Butcher alleging fraud, negligent misrepresentation, constructive fraud, breach of good faith and fair dealing and securities fraud in violation of Section 10(b) of the Exchange Act and Rule 10b-5. Dr. Butcher will be defending the counterclaim.
INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING
The information below does not take into account any shares of preferred stock that may be issued and outstanding. On the Record Date, the Company’s transfer agent reported that there were 16,889,292 shares of preferred stock issued and outstanding. Dr. Butcher believes that all of the shares of the Company’s preferred stock were improperly issued because the preferred stock was created without the necessary stockholder approval and by an improperly constituted Board. Therefore, the shares of preferred stock should not be considered issued and outstanding for any purpose. Dr. Butcher has challenged the issuances of the preferred stock as further described elsewhere in this Proxy Statement. If the preferred stock were considered validly issued and outstanding, each share of preferred stock would have two votes at the Annual Meeting and the preferred stock would vote together with the common stock as one class.
Why did Dr. Butcher send me this Proxy Statement?
Dr. Butcher sent you this Proxy Statement and the enclosed proxy card because Dr. Butcher is soliciting your proxy at the Annual Meeting. This Proxy Statement summarizes information on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or, if you hold shares of common stock in “street name” by following the procedure set forth below.
Who is eligible to attend the Annual Meeting and vote?
All stockholders who owned shares of the Company’s common stock at the close of business on October 26, 2010, the Record Date, are eligible to attend the Annual Meeting and vote. Dr. Butcher anticipates that this Proxy Statement and the accompanying form of proxy will be mailed or delivered to less than 10 of the Company’s stockholders on or about November  _____, 2010.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the proxy card on your behalf. You should also sign, date and mail the voting instruction that your broker or banker sends you (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the Internet). If you do not receive instructions on how to vote at the Annual Meeting from your broker or banker, Dr. Butcher suggests that you contact them to instruct them to vote “FOR” the election of the Butcher Nominees. Please do this for each account you maintain to ensure that all your shares are voted.
If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder and will need to bring a copy of a brokerage statement reflecting your ownership as of the Record Date in order to attend the Annual Meeting.
How many votes do I have?
Stockholders who owned common stock of the Company at the close of business on the Record Date are entitled to one vote for each share of common stock they held on that date, in all matters properly brought before the Annual Meeting. On the Record Date, the Company’s transfer agent reported that there were 144,124,972 shares of the Company common stock issued and outstanding while Dr. Butcher believes that there were only 123,949,972 shares of the Company’s common stock issued and outstanding because Dr. Butcher believes that an aggregate of 20,175,000 shares of the Company’s common stock were improperly issued and, therefore, should not be considered issued and outstanding. Dr. Butcher has challenged the issuance of those 20,175,000 shares of the Company’s common stock as further described elsewhere in this Proxy Statement.
What proposals will be addressed at the Annual Meeting?
To Dr. Butcher’s best knowledge, the following proposals will be addressed at the Annual Meeting:
1.	Election of five Directors, to serve until the next annual meeting of stockholders at which their respective successors are duly elected and qualified or until their earlier resignation or removal;

2.	Any other business that may properly be presented at the Annual Meeting or any adjournment thereof.
Why would the Annual Meeting be adjourned?
The Annual Meeting may, among other reasons, be adjourned if a quorum is not present on the date of the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of 5% of the shares of the Company’s capital stock outstanding and entitled to vote on the Record Date constitutes a quorum, permitting business to be conducted at the meeting. If a quorum is not present, the Annual Meeting may be adjourned to a later date when a quorum is obtained.

How do I vote in person?
If you plan to attend the Annual Meeting, or any adjournment thereof, and vote in person, Dr. Butcher or his designee will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit, authorizing you to vote the shares.
How do I vote by proxy?
Whether or not you plan to attend the Annual Meeting, Dr. Butcher urges you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.
If you properly fill in your proxy card and send it to Dr. Butcher in time to vote, your “proxy” (Dr. Butcher) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as follows:
•	“FOR” the election of each of the following five nominees to the Board: Bruce Butcher, Mark Balfour, Sergio Di Vincenzo, James Slade and Robert Pate.
•	In the discretion of the proxy holder, on any other matters that come before the Annual Meeting.
At the time of filing of this proxy statement, Dr. Butcher knew of no matters which need to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting (and any adjournment thereof) in accordance with your instructions and will not be used for any other meeting.
If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return Dr. Butcher’s proxy card on your behalf with a vote “FOR” the election of the Butcher Nominees. Your broker or banker commonly handles this type of requests in a specifically designated department often referred to as the “proxy action” or “corporate action” department. If you have received a voting instruction form from your broker or banker and such form allows you to vote for the Butcher Nominees (for example by already setting forth the names of the Butcher Nominees or allowing you to scratch out the Company’s nominees listed on such form and writing in each of the names of the Butcher Nominees; in that respect, please read the instructions carefully as failure to comply may render your executed proxy or voting instruction form invalid), then you should sign, date and mail the voting instruction that your broker or banker sends you (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the Internet). Please do this for each account you maintain to ensure that all your shares are voted.
Additionally, to the extent that the proxy card you received from the Company by its instructions allows you to indicate your preference and to vote for the election of the Butcher Nominees, you may use the Company’s proxy card to vote for the Butcher Nominees. If you wish to vote by using the Company’s proxy card, you may cross out the names of the Company’s nominees, if they appear on the proxy card, and either replace them by printing in the names of each of the Butcher Nominees or, if the names of the Company’s nominees do not appear on the proxy card, add the names of the Butcher Nominees by printing them on the proxy card.

May I Revoke My Proxy or Change My Vote?
If you mail in or deliver a proxy, you may revoke your proxy or change your vote at any time before it is exercised by:
•	Submitting a properly executed proxy with a later date.
•	Delivering notification in writing addressed to the Secretary of the Company (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at the principal executive office of the Company before the Annual Meeting, stating that you are revoking your proxy.
•	Voting in person at the Annual Meeting.
ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.
Where are the Company’s principal executive offices?
The Company’s principal executive offices are located at Route 1, Box 1092, Fairfield, ID 83327. The Company’s telephone number is (208) 764-2323.
What Vote is Required to Approve Each Proposal?
Proposal 1: Election of Five Directors
A plurality of the votes cast is required to elect Director nominees at the Annual Meeting at which a quorum is present in person or by proxy. A nominee will have received a plurality of the votes cast if he or she receives more votes than any other nominee for the same Director’s seat. Stockholders are not permitted to use cumulative voting in the election of Directors.
Who solicits these proxies and bears the cost of soliciting proxies?
The proxies being solicited hereby are being solicited by Dr. Butcher and he will bear the cost of soliciting proxies in the accompanying form and will, upon request, reimburse brokerage firms and others for their reasonable expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. Dr. Butcher estimates that the costs associated with solicitations of the proxies requested by this Proxy Statement will be $_____  of which approximately $_____  has been expended to date. The foregoing amounts exclude expenses related to Dr. Butcher’s litigation involving the Company and its Directors and management. Dr. Butcher does not intend to seek reimbursement of his proxy solicitation expenses from the Company.

COMPANY INFORMATION
The Company’s proxy statement provides information regarding (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock (see “Security Ownership of Certain Beneficial Owners and Management” in the Company’s proxy statement); (2) the background of the nominees of the Company’s Board (see “Election of Directors” in the Company’s proxy statement); (3) the compensation and remuneration paid and payable to the Company’s Directors and management (see “Executive Compensation” and “Directors’ Compensation” in the Company’s proxy statement); and (4) stockholder communication with the Company’s Board. Dr. Butcher has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.

/s/ BRUCE BUTCHER
Bruce Butcher

PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS
OF
ADVANCED MINERAL TECHNOLOGIES, INC.
NOVEMBER 29, 2010
THIS PROXY IS SOLICITED ON BEHALF OF DR. BRUCE BUTCHER
The undersigned hereby appoints Dr. Bruce Butcher proxy, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advanced Mineral Technologies, Inc. to be held on Monday, November 29, 2010 at 2:00 pm at Best Western Airport Plaza Hotel, located at 1981 Terminal Way, Reno, Nevada 89502, or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.
1.	TO ELECT DIRECTORS, TO SERVE ON THE BOARD UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDER OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL.

☐	FOR the nominees listed below
☐	WITHHOLD AUTHORITY to vote for the nominees listed below
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” above and fill in the circle next to each nominee you wish to withhold authority to vote for here:

O Dr. Bruce Butcher	O Mr. Mark Balfour
O Mr. Sergio Di Vincenzo	O Mr. James Slade
O Mr. Robert Pate
2.	TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY BE PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Number of shares held

Dated:

Print Name(s) of Holder:	Signature

Signature if held jointly

NOTE: When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, etc. should so indicate. Please sign exactly as the shares are titled in the record holder’s name.
IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1. IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.